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                                                                    EXHIBIT 10.6


                                                                       EXHIBIT A


                         EXECUTIVE SEVERANCE AGREEMENT

     This Agreement is made and entered into by and between PACIFIC CONTINENTAL BANK, a Washington banking corporation (hereinafter called the "Bank") and __________________ (hereinafter called the "Executive").

     WHEREAS, the Executive is employed by the Bank in a key managerial capacity, presently holding the position of _________________ of the Bank; and

     WHEREAS, the Bank wishes to ensure that the Executive will be available to assist the Board of Directors of the Bank (the "Board") in responding to and, if deemed appropriate by the Board, completing any proposed change in control of the Bank;

     NOW, THEREFORE, the Bank and the Executive agree to the following provisions:

     1.   Change in Control.  For purposes of this Agreement, the term "Change
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in Control" shall mean a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Bank, with the quoted phrases of this sentence having the same meaning as when used in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended ("Code");

provided, however, that the formation of a one-bank holding company to hold the
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stock of the Bank or similar reorganization to insert a one-bank holding company between the Bank and its then-existing shareholders shall not by itself constitute a Change in Control.

     2.   Commitment of Executive.  In the event any person extends any proposal
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or offer which could result in a Change in Control, the Executive will, at the
Board's request, assist the Board in evaluating such proposal or offer.
Further, the Executive specifically agrees that he will not resign his position with the Bank during any period from the receipt of a specific Change in Control proposal up to the closing or termination of the transaction contemplated by the proposal.

     3.   Severance Payment Events.  In the event of --
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               a.  the voluntary or involuntary termination (excluding
          termination due to death, disability or commission of a crime) of the Executive's employment with the Bank within three (3) years after a Change in Control; or

               b. the involuntary termination (excluding termination due to death, disability, or commission of a crime) by the Bank of the Executive's employment on or after the date that any party announces (or should announce) any prospective Change in Control transaction, if a Change in Control does occur within Fifteen (15) months of such termination,
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then the Bank shall pay to Executive a severance payment, in the amount determined pursuant to the next paragraph, payable on the later of the date of termination or the date of the Change in Control.

     4.   Amount of the Severance Payments.  The severance payment shall be an
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amount equal to three (3) times the highest compensation (as reportable on the
Executive's IRS W-2 form) received by the Executive from the Bank during any of the most recent three (3) calendar years ending before, or simultaneously with, the date on which the Change in Control occurs; provided, however, that the
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severance payment shall be less than the amount which would cause the payment to be a "parachute payment" as defined in Section 280G(b)(2)(A) of the Code; and

provided, further, that such severance payment shall be reduced by any
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compensation (as reportable on the Executive's IRS W-2 form) received from the
Bank or its successor in interest after the Change in Control.

     5.   Revocability.  This Agreement may be terminated unilaterally by the
          ------------
Bank, but (i) only as of a prospective effective date which follows by at least 15 months the date that written notice is given to Executive that the Bank, by a vote of at least a majority of its directors, has determined to terminate the Agreement, and (ii) only if no Change in Control occurs prior to such effective date; provided, however, that this Agreement shall automatically terminate if,
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at any time prior to the closing of a Change in Control transaction, the
Executive (a) voluntarily terminates his employment with the Bank, or (b) is terminated by the Bank for cause (i.e., acts of dishonesty, disloyalty, illegality or moral turpitude adversely impacting the Bank; repeated failure or refusal to follow reasonable directions from the Board following a written warning). If not earlier terminated, this Agreement will terminate three (3) years after any Change in Control occurs.

     6.   Addition of Holding Company.  In the event of the formation of a one-
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bank holding company to hold the stock of the Bank or similar reorganization to insert a one-bank holding company between the Bank and its then-existing shareholders, the bank holding company shall be automatically a party to this Agreement and the term "Change in Control" shall also include a Change in Control of such bank holding company. Without limiting the foregoing, the Bank and the Executive agree to take such other steps as may be reasonably requested to give effect to this Paragraph 6.

     IN WITNESS WHEREOF, the parties have executed this Agreement this _____ day of ___________, 1997.


PACIFIC CONTINENTAL BANK            EXECUTIVE


By:________________________         _____________________________
     Kevin G. Murphy                Name
     Chairman of the Board          Title